Exhibit 3.1

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
CORONADO GLOBAL RESOURCES INC.

Coronado Global Resources Inc., a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:

1.         The name of the corporation is Coronado Global Resources Inc.  The corporation was incorporated pursuant to an original Certificate of Incorporation filed with the Secretary of State of the State of Delaware on August 13, 2018.

2.         This Amended and Restated Certificate of Incorporation amends, restates and integrates the provisions of the Certificate of Incorporation of said corporation and has been duly adopted in accordance with the provisions of Sections 242 and 245 of the General Corporation Law of the State of Delaware by written consent of the holder of all of the outstanding stock entitled to vote thereon in accordance with the provisions of Section 228 of the General Corporation Law of the State of Delaware.

3.         The text of the Certificate of Incorporation is hereby amended and restated to read as herein set forth in full:

AMENDED & RESTATED CERTIFICATE OF INCORPORATION
OF
CORONADO GLOBAL RESOURCES INC.

ARTICLE I
NAME

The name of the corporation is Coronado Global Resources Inc. (the “Corporation”).

ARTICLE II
REGISTERED AGENT

The address of the Corporation’s registered office in the State of Delaware is 160 Greentree Drive #101 in the City of Dover, County of Kent, 19904. The name of its registered agent at such address is National Registered Agents, Inc.

ARTICLE III
PURPOSE

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

ARTICLE IV
CAPITALIZATION

Section 4.1                                    Authorized Capital Stock.  The total number of shares of all classes of stock which the Corporation shall have authority to issue is 1,100,000,000, of which 1,000,000,000 shares shall be designated as Common Stock and shall have a par value of U.S. $0.01 per share and 100,000,000 shares shall be designated as Preferred Stock and shall have a par value of U.S. $0.01 per share.  Any stockholder who fails to pay any installment or call upon such stockholder’s stock shall be subject to the provisions of Section 164 of the General Corporation Law of the State of Delaware as in effect from time to time.

Section 4.2                                    Preferred Stock.  Shares of Preferred Stock may be issued in one or more series from time to time by the board of directors.  The board of directors is expressly authorized to fix by resolution or resolutions the designations and the powers, preferences and rights, and the qualifications, limitations and restrictions thereof, of the shares of each series of Preferred Stock, including, without limitation, the following:

(a)                                 the distinctive serial designation of such series which shall distinguish it from other series;

(b)                                 the number of shares included in such series;

(c)                                  the dividend rate (or method of determining such rate) payable to the holders of the shares of such series, any conditions upon which such dividends shall be paid and the date or dates upon which such dividends shall be payable;

(d)                                 whether dividends on the shares of such series shall be cumulative and, in the case of shares of any series having cumulative dividend rights, the date or dates or method of determining the date or dates from which dividends on the shares of such series will be cumulative;

(e)                                  whether or not the holders of the shares of such series shall have voting rights, in addition to the voting rights provided by law, and if so the terms of such voting rights;

(f)                                   the price or prices at which, the period or periods within which and the terms and conditions upon which the shares of such series may be redeemed, in whole or in part, at the option of the Corporation or at the option of the holder or holders thereof or upon the happening of a specified event or events;

(g)                                  the amount or amounts which shall be payable out of the assets of the Corporation to the holders of the shares of such series upon voluntary or involuntary liquidation, dissolution or winding up of the Corporation, and the relative rights of priority, if any, of payment of the shares of such series;

(h)                                 the obligation, if any, of the Corporation to purchase or redeem shares of such series pursuant to a sinking fund or otherwise and the price or prices at which, the period or periods within which and the terms and conditions upon which the shares of such series shall be redeemed or purchased, in whole or in part, pursuant to such obligation;

(i)                                     whether the shares of such series shall be convertible into, or exchangeable for, at any time or times at the option of the holder or holders thereof or at the option of the Corporation or upon the happening of a specified event or events, shares of any other class or classes or of any other series of the same or any other class or classes of stock of the Corporation, and the price or prices or rate or rates of exchange or conversion and any adjustments applicable thereto; and

(j)                                    any other powers, preferences and rights and qualifications, limitations and restrictions not inconsistent with the General Corporation Law of the State of Delaware.

Unless otherwise expressly provided in the resolution or resolutions of the board of directors or a duly authorized committee thereof establishing the terms of a series of Preferred Stock, no holder of any share of Preferred Stock shall be entitled as of right to vote on any amendment or alteration of this Amended & Restated Certificate of Incorporation to authorize or create, or increase the authorized amount of, any other series of Preferred Stock or any alteration, amendment or repeal of any provision of any other series of Preferred Stock that does not adversely affect in any material respect the rights of the series of Preferred Stock held by such holder.

Except as otherwise required by the General Corporation Law of the State of Delaware or expressly provided in the resolution or resolutions of the board of directors or a duly authorized committee thereof establishing the terms of a series of Preferred Stock, no holder of Common Stock, as such, shall be entitled to vote on any amendment or alteration of this Amended & Restated Certificate of Incorporation that alters, amends or changes the powers, preferences, rights or other terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other series of Preferred Stock, to vote thereon pursuant to this Amended & Restated Certificate of Incorporation or pursuant to the General Corporation Law of the State of Delaware.

Subject to the rights of the holders of any series of Preferred Stock, the number of authorized shares of any class or series of Preferred Stock may be increased or decreased (but not below the number of shares thereof then-outstanding) by the affirmative vote of the holders of a majority of the outstanding shares of such class or series, voting together as a single class, irrespective of the provisions of Section 242(b)(2) of the General Corporation Law of the State of Delaware or any corresponding provision hereafter enacted.

Unless otherwise expressly provided in the resolution or resolutions of the board of directors or a duly authorized committee thereof establishing the terms of a series of Preferred Stock, no holder of any share of Preferred Stock shall, in such capacity, be entitled to bring a derivative action, suit or proceeding on behalf of the Corporation.

Section 4.3                                    Series A Preferred Stock.  The Corporation hereby authorizes and designates a series of Preferred Stock, which shall have the voting powers and other rights and qualifications, limitations and restrictions thereof, as follows:

(a)                                 Designation.  The distinctive serial designation of such series is “Series A Preferred Stock” (the “Series A Preferred Stock”).

(b)                                 Number of Shares.  The number of shares constituting the Series A Preferred Stock (the “Series A Share”) shall be one (1).  The Series A Share shall have a liquidation preference of one dollar (U.S. $1.00), as described herein.  The number of authorized Series A Shares shall not be increased or reduced without (in addition to any other vote required by law) the approval of (1) both a majority of the Series A Directors (as defined in Section 4.3(d)(i)) (if any) and a majority of the At-Large Directors (as defined in Section 4.3(l)(ii)) (or, if no Series A Directors have been appointed, by the board of directors) and (2) the approval of the Person (as defined below) who is the owner of record of the Series A Share (the “Series A Holder”), voting as a separate class to the exclusion of all other series or classes of capital stock.

(c)                                  Redemption.

(i)                                     The Series A Share shall not be redeemable by the Corporation, except that the Series A Share shall be redeemed to the fullest extent permitted by law, at a redemption price of one dollar (U.S. $1.00) per share, if, at any time following the date of this Amended & Restated Certificate of Incorporation, Coronado Group LLC, a Delaware limited liability company, EMG CC HC, LLC, a Delaware limited liability company, EMG Coronado II HC, LLC, a Delaware limited liability company, EMG Coronado Strategic, LP, a Delaware limited partnership, EMG Coronado IV Holdings, LLC, a Delaware limited liability company and any of their respective successors or Permitted Assigns (as defined below) (collectively, “EMG”) no longer collectively beneficially own (used herein as such term is defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, as amended), in the aggregate, ten percent (10%) or more of the outstanding shares of Common Stock. For purposes of this Amended & Restated Certificate of Incorporation, the term “Permitted Assigns” means any Affiliate of the entities included in the definition of EMG (other than the Corporation and any entity that is controlled by the Corporation), including for the avoidance of doubt any individual, corporation, general or limited partnership, limited liability company, joint venture, trust, association or any other entity (each, a “Person”).

(ii)                                  Notice of redemption of the Series A Share shall be sent by or on behalf of the Corporation by hand delivery to the Series A Holder to be redeemed at its address as it shall appear on the records of the Corporation, (i) notifying the Series A Holder of the redemption of the Series A Share and (ii) stating the place at which the certificate(s) evidencing the Series A Share shall be surrendered.  The Corporation shall act as the transfer agent for the Series A Preferred Stock.

(iii)                               From and after the notice of redemption having been duly given, and the redemption price having been paid or irrevocably set aside for payment, the Series A Share with respect to which such notice has been given and such redemption price paid or set aside shall no longer be, or be deemed to be, outstanding for any purpose, and all rights, preferences and powers (including voting rights and powers) of such Series A Share shall automatically cease and terminate, except the right of the Series A Holder, upon surrender of the certificate representing such Series A Share, to receive the redemption price without interest.

(d)                                 Voting Rights of the Series A Share.

(i)                                     Except as provided herein or otherwise required by law, the Series A Holder will not have any voting rights.

For so long as EMG beneficially owns at least ten percent (10%) of the outstanding shares of Common Stock, in the event that the Series A Holder delivers written notice to the Secretary of the Corporation of its decision thereof, the Series A Holder, voting as a separate class to the exclusion of all other series or classes of capital stock, shall be entitled to nominate and elect directors (each, a “Series A Director”) in accordance with the thresholds set forth in Section 4.3(d)(ii).  Upon delivery of such written notice (such event, a “Series A Triggering Event”), the then-current directors shall be considered At-Large Directors and the number of directors then constituting the board of directors of the Corporation shall be automatically increased (with the new director positions created by such increase representing Series A Directors) such that the ratio of the number of Series A Directors to the Total Number of Directors following such increase is equivalent to the percentage of Series A Directors that the Series A Holder has the right to appoint pursuant to Section 4.3(d)(ii). Upon a Series A Triggering Event, such Series A Director(s) shall be initially elected by written consent of the Series A Holder and delivered to the Secretary of the Corporation, or as may otherwise be required or permitted by applicable law.  In the event of a Series A Triggering Event, the Series A Holder, voting as a separate class and to the exclusion of all other series or classes of capital stock, shall have the sole and exclusive right to vote on the election of any Series A Director.

(ii)                                  Board Representation.  In the event of a Series A Triggering Event:

(A)                               subject to Section 4.3(d)(ii)(F), so long as EMG beneficially owns, in the aggregate, at least fifty percent (50%) of the outstanding shares of Common Stock, the Series A Holder shall have the right to nominate and elect a number of Series A Directors equal to a majority of the Total Number of Directors.

(B)                               subject to Section 4.3(d)(ii)(F), so long as EMG beneficially owns, in the aggregate, forty percent (40%) or more, but less than fifty percent (50%), of the outstanding shares of Common Stock, the Series A Holder shall have the right to nominate and elect a number of Series A Directors representing forty percent (40%) of the Total Number of Directors.

(C)                               subject to Section 4.3(d)(ii)(F), so long as EMG beneficially owns, in the aggregate, thirty percent (30%) or more, but less than forty percent (40%), of the outstanding shares of Common Stock, the Series A Holder shall have the right to nominate and elect a number of Series A Directors representing thirty percent (30%) of the Total Number of Directors.

(D)                               subject to Section 4.3(d)(ii)(F), so long as EMG beneficially owns, in the aggregate, twenty percent (20%) or more, but less than thirty percent (30%), of the outstanding shares of Common Stock, the Series A Holder shall have the right to nominate and elect a number of Series A Directors representing twenty percent (20%) of the Total Number of Directors.

(E)                                subject to Section 4.3(d)(ii)(F), so long as EMG beneficially owns, in the aggregate, ten percent (10%) or more, but less than twenty percent (20%), of the outstanding shares of Common Stock, the Series A Holder shall have the right to nominate and elect a number of Series A Directors representing ten percent (10%) of the Total Number of Directors.

(F)                                 The number of Series A Directors which the Series A Holder shall be entitled to nominate and elect shall not be reduced unless and until the number of shares of the outstanding shares of Common Stock beneficially owned by EMG shall be less than the applicable threshold set forth in Sections 4.3(d)(ii)(A) through (E) above for a period of thirty (30) consecutive days.  After any such reduction, the number of Series A Directors that the Series A Holder shall be entitled to nominate and elect shall not be increased regardless of any subsequent increase in the percentage of outstanding Common Stock beneficially owned by EMG.

(G)                               For purposes of calculating the number of Series A Directors that the Series A Holder is entitled to nominate and elect pursuant to this Section 4.3(d), any fractional number of Series A Directors shall be rounded up to the nearest whole number of Series A Directors (e.g., if the applicable percentage of the Total Number of Directors entitled to be nominated and elected by the Series A Holder would otherwise result in one and one quarter (1¼) Series A Directors, the Series A Holder shall be entitled to nominate and elect two (2) Series A Directors), and any such calculations shall be made after taking into account any increase in the Total Number of Directors.

(H)                              The Corporation shall notify the Series A Holder promptly, and in any event within five (5) Business Days, of any issuance of Common Stock representing, individually or together with all issuances of Common Stock since the date of the filing of this Amended & Restated Certificate of Incorporation with the Secretary of State of the State of Delaware or the date of any previous such notice, as applicable, one percent (1%) or more of the outstanding shares of Common Stock as of the date of such filing or such previous notice.

(I)                                   The Series A Holder will notify the Corporation promptly, and in any event within five (5) Business Days, of any action by the Series A Holder or EMG that results in a reduction in the number of shares of Common Stock that are beneficially owned by EMG representing, individually or together with all such reductions since the date of the filing of this Amended & Restated Certificate of Incorporation with the Secretary of State of the State of Delaware or the date of any previous such notice, as applicable, one percent (1%) or more of the outstanding shares of Common Stock as of the date of such filing or such previous notice, which notice will set forth the number of shares of Common Stock beneficially owned by EMG immediately following the occurrence of such reduction; provided, that for purposes of this provision, in determining the shares of Common Stock outstanding, the Series A Holder and/or EMG may rely upon the Corporation’s most recent annual or periodic report made available to stockholders pursuant to applicable securities laws, or any update thereof, or any notice provided by the Corporation pursuant to Section 4.3(d)(ii)(H). In the event that the number of directors that the Series A Holder is entitled to nominate and elect to the board of directors is reduced pursuant to this Section 4.3(d), the Series A Holder shall promptly cause one (1) or more of the Series A Directors to immediately resign, such that the number of remaining Series A Directors serving on the board of directors shall equal the percentage of the Total Number of Directors that Series A Holder is then entitled to nominate and elect pursuant to this Section 4.3(d)(ii).

(iii)                               Term; Replacement of Directors.

(A)                               Each Series A Director shall hold office until the next annual meeting of the stockholders and his or her successor is elected and qualified (including through action by the Series A Holder pursuant to Section 4.3(i)), or until his or her earlier death, resignation or removal.  Any Series A Director may be removed with or without cause, (x) at any time, by the Series A Holder, voting as a separate class to the exclusion of all other series or classes of capital stock, or (y) at any time, but only for so long as the Corporation is listed on the Australian Securities Exchange, by the affirmative vote of the holders of a majority of the outstanding shares of Common Stock entitled to vote at an election of directors.

(B)                               In the event a Series A Director is no longer serving on the board of directors for any reason, including death, resignation or removal, other than any vacancy created as a result of resignation due to a reduction in the number of Series A Directors that the Series A Holder is entitled to elect pursuant to Section 4.3(d)(ii), then the Series A Holder shall have the sole and exclusive right to fill any such vacancy so long as the Series A Share remains outstanding, and such vacancy may not be filled by any other person or persons. Any director elected by the Series A Holder to fill a vacancy pursuant to this Section 4.3(d)(iii)(B) to succeed a Series A Director shall be considered a Series A Director.  Notwithstanding the foregoing, to the extent that any individual has been removed from office as a Series A Director by a vote of the holders of Common Stock pursuant to Section 4.3(d)(iii)(A), such individual may not be elected as a Series A Director for at least twelve (12) months following the date of such removal.

(C)                               Vacancies created as a result of a resignation due to a reduction in the number of Series A Directors that the Series A Holder is entitled to elect pursuant to Section 4.3(d)(ii) shall be filled by the remaining members of the board of directors in accordance with Section 5.4 of this Amended & Restated Certificate of Incorporation.

(D)                               In the event that there is an increase in the Total Number of Directors subsequent to a Series A Triggering Event, the number of Series A Directors shall be automatically increased such that the ratio of the number of Series A Directors to the Total Number of Directors following such authorized increase is equivalent to the percentage of Series A Directors that the Series A Holder has the right to appoint pursuant to Section 4.3(d)(ii) hereof, and the Series A Holder shall have the right to elect such additional Series A Directors.

(iv)                              Approval Rights.  In addition to any other vote required by law, the affirmative vote of the Series A Holder, voting separately as a class, given in person or by proxy, shall be necessary to authorize, approve or effect the amendment, alteration or repeal (whether by merger, consolidation or otherwise) of any of the provisions of the Amended & Restated Certificate of Incorporation in a manner that would adversely affect the powers, designations, preferences and other special rights of the Series A Preferred Stock.

(e)                                  Liquidation Rights.

(i)                                     Upon the dissolution, liquidation or winding up of the Corporation, each Series A Share shall be entitled to receive and to be paid out of the assets of the Corporation available for distribution to its stockholders, before any payment or distribution shall be made on the

Common Stock or on any other class of stock ranking junior to the Preferred Stock upon liquidation, the amount of one dollar (U.S. $1.00), and no more.

(ii)                                  Neither the sale of all or substantially all of the assets or capital stock of the Corporation nor the merger or consolidation of the Corporation into or with any other entity, or the merger or consolidation of any other entity into or with the Corporation, shall be deemed to be a dissolution, liquidation or winding up, voluntary or involuntary, for the purposes of this Section 4.3(e).

(iii)                               After the payment to each Series A Share of the full preferential amount provided for in this Section 4.3(e), the Series A Share shall have no right or claim to any of the remaining assets of the Corporation.

(f)                                   Dividends.  The Series A Preferred Stock shall not accrue any dividends.

(g)                                  Ranking.  Except as otherwise provided herein, for purposes of this Amended & Restated Certificate of Incorporation, any stock of any class, classes or series of the Corporation shall be deemed to rank prior to the Series A Preferred Stock upon liquidation, dissolution or winding up.

(h)                                 Retirement.  If the Series A Share is purchased, exchanged or otherwise acquired by the Corporation in any manner whatsoever, then such shares shall be retired and any certificates representing such shares shall be promptly cancelled.  Upon the retirement or cancellation of the Series A Share, such share shall not for any reason be reissued as a share of Series A Preferred Stock.

(i)                                     Series A Action by Written Consent.  Notwithstanding anything to the contrary herein, any action required or permitted to be taken by the Series A Holder pursuant to Section 4.3, voting separately as a series or separately as a class with one or more other series of preferred stock, may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed the Series A Holder and shall be delivered to the Corporation by delivery to its registered office in the State of Delaware, its principal place of business, or an officer or agent of the Corporation having custody of the books in which proceedings of meetings of stockholders are recorded. Delivery made to the Corporation’s registered office shall be made by hand, by overnight courier or by certified or registered mail, return receipt requested.

(j)                                    Transfers.  As of the date of this Certificate of Incorporation, the Series A Holder is Coronado Group LLC, a Delaware limited liability company.  The Series A Share may not be sold, transferred, assigned or otherwise disposed of by the Series A Holder except to EMG.  Any attempted sale, transfer, assignment or other disposition in violation of this provision shall be void.

(k)                                 Amendment of this Section 4.3.  Any amendment, modification or repeal of any provision of this Section 4.3 to increase or decrease in any manner or amount the powers, designations, preferences or other rights of the Series A Preferred Stock shall require (in addition to any vote required by law) the approval of both (i) a majority of the Series A Directors (if any) and a majority of the At-Large Directors (or, if no Series A Directors have been appointed, by the board of directors) and (ii) the Series A Holder.

(l)                                     Definitions.  Solely for purposes of this Section 4.3, the following terms shall have the meaning set forth in this Section 4.3(l).  Capitalized terms not defined in this Section 4.3(l) shall have the meanings assigned to them elsewhere in this Amended & Restated Certificate of Incorporation.

(i)                                     “Affiliate” means, with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by or under common control with such Person.  For purposes of this definition, “control” (including the terms “controlling,” “controlled” and “under common control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise; provided, that possession of ten percent (10%) of the voting securities of any Person shall be deemed to constitute “control” for purposes of this definition.

(ii)                                  “At-Large Directors” means the directors filling the remaining seats on the board of directors other than the seats held by any Series A Directors.

(iii)                               “Business Day” means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by law to be closed in New York, New York.

(iv)                              “Total Number of Directors” means the total number of directors comprising the board of directors.

ARTICLE V
BOARD OF DIRECTORS

Section 5.1                                    Powers of the Board of Directors.  The business and affairs of the Corporation shall be managed by or under the direction of the board of directors.  In addition to the powers and authority expressly conferred upon them by applicable law or by this Amended & Restated Certificate of Incorporation or the bylaws of the Corporation, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation.

Section 5.2                                    Number of Directors.  Subject to the rights of any series of Preferred Stock with respect to the election of directors, including the rights of the Series A Holder pursuant to Section 4.3, the total number of authorized directors constituting the board of directors shall be fixed from time to time exclusively by the board of directors pursuant to a resolution adopted by a majority of the directors then in office.

Section 5.3                                    Term of Directors.  Except as may be provided in Section 4.3 (with respect to the Series A Preferred Stock) or in a resolution or resolutions of the board of directors providing for any series of Preferred Stock with respect to any directors elected (or to be elected) by the holders of such series, each director who is serving as a director on the date of this Amended & Restated Certificate of Incorporation shall hold office until the next annual meeting of stockholders after such date and until his or her successor has been duly elected and qualified or until his or her earlier death, resignation or removal. At each annual meeting of stockholders after the date of this Amended & Restated Certificate of Incorporation, directors elected at such annual meeting shall hold office until the next annual meeting of stockholders and until their successors have been duly elected and qualified or until his or her earlier death, resignation or removal.

Section 5.4                                    Removal; Vacancies.  Except as may be provided in Section 4.3 (with respect to the Series A Preferred Stock) or in a resolution or resolutions of the board of directors providing for any series of Preferred Stock with respect to any directors elected (or to be elected) by the holders of such series, and except as otherwise required by applicable law, any director may be removed from office at any time with or without cause by the affirmative vote of the holders of a majority of the outstanding shares of Common Stock entitled to vote at an election of directors.

Except as may be provided in Section 4.3 (with respect to the Series A Preferred Stock) or in a resolution or resolutions of the board of directors providing for any series of Preferred Stock with respect to any directors elected (or to be elected) by the holders of such series, vacancies occurring on the board of directors for any reason and newly created directorships resulting from an increase in the authorized number of directors may be filled only by vote of a majority of the remaining members of the board of directors, although less than a quorum, or by a sole remaining director, at any meeting of the board of directors. A person so elected by the board of directors to fill a vacancy or newly created directorship shall hold office until the end of his or her predecessor’s term and until such director’s successor is elected and qualified, or until such director’s earlier death, resignation or removal.

Section 5.5                                    Bylaws.  The board of directors is expressly authorized to make, alter or repeal the bylaws of the Corporation.  Notwithstanding the foregoing, the bylaws of the Corporation may be rescinded, altered, amended or repealed in any respect by the affirmative vote of the holders of (a) a majority of the voting power of all of the then-

outstanding shares of capital stock of the Corporation entitled to vote generally for the election of directors other than Series A Directors (“Voting Stock”) while EMG beneficially owns shares of capital stock of the Corporation representing at least a majority of the voting power of all Voting Stock and (b) at least two-thirds of the voting power of the Voting Stock from and after the time that EMG beneficially owns shares of capital stock of the Corporation representing less than a majority of the voting power of all Voting Stock.

Section 5.6                                    Elections of Directors.  Elections of directors need not be by written ballot except and to the extent provided in the bylaws of the Corporation.

ARTICLE VI
DIRECTORS

Section 6.1                                    Director Liability.  A director of the Corporation shall not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent that such exemption from liability or limitation thereof is not permitted under the General Corporation Law of the State of Delaware as currently in effect or as the same may hereafter be amended.  No amendment, modification or repeal of this Section 6.1, or the adoption of any provision of this Amended & Restated Certificate of Incorporation inconsistent with this Section 6.1, shall adversely affect any right or protection of a director that exists at the time of such amendment, modification, repeal or adoption.

Section 6.2                                    Indemnification.  To the fullest extent permitted by the General Corporation Law of the State of Delaware, the Corporation is authorized to provide indemnification of (and advancement of expenses to) the Corporation’s directors, officers and agents (and any other persons to which the General Corporation Law of the State of Delaware permits the Corporation to provide indemnification) through the Corporation’s bylaws, agreements with such persons, vote of stockholders or disinterested directors or otherwise, in excess of the indemnification and advancement otherwise permitted by Section 145 of the General Corporation Law of the State of Delaware, subject only to limits created by applicable Delaware law (statutory or non-statutory), with respect to actions for breach of duty to the Corporation, its stockholders and others, and by any applicable federal, state or foreign laws or regulations. The rights to indemnification and to the advancement of expenses conferred in this Section 6.2 shall not be exclusive of any other right which any such person may have or may hereafter acquire under this Amended & Restated Certificate of Incorporation, the Corporation’s bylaws, any statute, agreement, insurance policy, vote of stockholders or disinterested directors or otherwise.  No amendment, modification or repeal of this Section 6.2 shall adversely affect any right or protection of a director, officer, agent or other person existing at the time of, or increase the liability of any person with respect to any acts or omissions of such person occurring prior to, such amendment, repeal or modification.

ARTICLE VII
STOCKHOLDER ACTION BY WRITTEN CONSENT

While EMG beneficially owns shares of capital stock of the Corporation representing at least a majority of the voting power of all Voting Stock, subject to the listing rules of the Australian Securities Exchange in effect from time to time for so long as the Corporation is listed on the Australian Securities Exchange, action required or permitted to be taken at any annual or special meeting of stockholders of the Corporation may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing. setting forth the action so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted and shall be delivered to the Corporation by delivery to its registered office in the State of Delaware, its principal place of business, or an officer or agent of the Corporation having custody of the books in which proceedings of meetings of stockholders are recorded. Delivery made to the Corporation’s registered office shall be made by hand, by overnight courier or by certified or registered mail, return receipt requested.  At any time when EMG beneficially owns less than a majority of the voting power of all Voting Stock (or at such time while EMG beneficially owns shares of capital stock of the Corporation representing at least a majority of the voting power of all Voting Stock but the listing rules of the Australian Securities Exchange in effect at such time do not permit action by written consent on the particular action and the Corporation is listed on the Australian Securities Exchange), any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of such holders and may not be effected by any consent in writing by such holders; provided, however, that any action required or permitted to be taken by the holders of Preferred Stock, voting separately as a series or separately as a class with one or more other such series, may be taken without a meeting, without prior notice and without a vote, to the extent expressly so provided by Section 4.3, if applicable, or by the applicable certificate of designation relating to such series of Preferred Stock.

ARTICLE VIII
AMENDMENTS

Notwithstanding any other provisions of this Amended & Restated Certificate of Incorporation or any provision of law which might otherwise permit a lesser vote or no vote, but in addition to any affirmative vote of the holders of any particular class or series of the Voting Stock required by law or by the bylaws of the Corporation or by this Amended & Restated Certificate of Incorporation (or by any certificate of designation hereto), any alteration, amendment or repeal of Articles V, VI, VIII, IX or X of this Amended & Restated Certificate of Incorporation shall require the affirmative vote of (a) a majority of the voting power of the Voting Stock while EMO beneficially owns shares of capital stock of the Corporation representing at least a majority of the voting power of an Voting Stock and (b) at least two-thirds of the voting power of the Voting Stock from and after the time that EMG beneficially owns shares of capital stock representing less than a majority of the voting power of all Voting Stock.

The Corporation reserves the right to amend, alter, change, or repeal any provision contained in this Amended & Restated Certificate of Incorporation but only in the manner now or hereafter prescribed in this Amended & Restated Certificate of Incorporation, the Corporation’s bylaws or the General Corporation Law of the State of Delaware, and all rights herein conferred upon stockholders are granted subject to such reservation.

ARTICLE IX
CORPORATE OPPORTUNITIES

The following provisions are inserted for the management of the business and for the conduct of the affairs of the Corporation, and the same are in furtherance of and not in limitation of the powers conferred by law:

Section 9.1                                    Related Party Transactions.  No contract or other transaction of the Corporation with any other person, firm, corporation or other entity in which the Corporation has an interest, shall be affected or invalidated by the fact that any one or more of the directors or officers of the Corporation, individually or jointly with others, may be a party to or may be interested in any contract or transaction so long as the contract or other transaction is approved by the board of directors in accordance with the General Corporation Law of the State of Delaware. Each person who may become a director or officer of the Corporation is hereby relieved from any liability that might otherwise arise by reason of his or her contracting with the Corporation for the benefit of himself or herself or any firm or corporation in which he or she may be in any way interested.

Section 9.2                                    Corporate Opportunities.

(a)                                 In recognition and anticipation that (i) certain directors, principals, officers, employees and/or other representatives of EMG and its respective Affiliates (as defined in Section 9.2(e)) may serve as directors or officers of the Corporation, (ii) EMG and its respective Affiliates may now engage and may continue to engage in the same or similar activities or related lines of business as those in which the Corporation, directly or indirectly, may engage and/or other business activities that overlap with or compete with those in which the Corporation, directly or indirectly, may engage, and (iii) members of the board of directors who are not employees of the Corporation (“Non-Employee Directors”) and their respective Affiliates may now engage and may continue to engage in the same or similar activities or related lines of business as those in which the Corporation, directly or indirectly, may engage and/or other business activities that overlap with or compete with those in which the Corporation, directly or indirectly, may engage, the provisions of this Section 9.2 are set forth to regulate and define the conduct of certain affairs of the Corporation with respect to certain classes or categories of business opportunities as they may involve EMG, the Non-Employee Directors or their respective Affiliates and the powers, rights, duties and liabilities of the Corporation and its directors, officers and stockholders in connection therewith.

(b)                                 None of (i) EMG or any of its Affiliates or (ii) any Non-Employee Director or his or her Affiliates (the Persons (as defined below) identified in (i) and (ii) above being referred to, collectively, as “Identified Persons” and, individually, as an “Identified Person”; provided, however, that no employee, consultant or officer of the Corporation shall be an Identified Person) shall, to the fullest extent permitted by law, have any duty to refrain from directly or indirectly (x) engaging in a corporate opportunity in the same or similar business activities or lines of business in which the Corporation or any of its Affiliates now engages or proposes to engage, (y) making investments in any kind of property in which the Corporation may make investments or (z) otherwise competing with the Corporation or any of its Affiliates, and, to the fullest extent permitted by the General Corporation Law of the State of Delaware, no Identified Person shall (A) be deemed to have acted in bad faith or in a manner inconsistent with the best interests of the Corporation or its stockholders or to have acted in a manner inconsistent with or opposed to any fiduciary duty to the Corporation or its stockholders or (B) be liable to the Corporation or its stockholders for breach of any fiduciary duty, in each case, by reason of the fact that such Identified Person engages in any such activities. The Corporation hereby renounces any interest or expectancy in, or in being offered an opportunity to participate in, any business opportunity which may be a corporate opportunity for an Identified Person and the Corporation or any of its Affiliates, except as provided in paragraph (c) of this Section 9.2.  Subject to Section 9.2(c), in the event that any Identified Person acquires knowledge of a potential transaction or other business opportunity which may be a corporate opportunity for itself, herself or himself and the Corporation or any of its Affiliates, such Identified Person shall have no duty to communicate or offer such transaction or other business opportunity to the Corporation or any of its Affiliates and, to the fullest extent permitted by the General Corporation Law of the State of Delaware, shall not (A) be deemed to have acted in bad faith or in a manner inconsistent with the best interests of the Corporation or its stockholders or to have acted in a manner inconsistent with or opposed to any fiduciary duty to the Corporation or its stockholders or (B) be liable to the Corporation or its stockholders for breach of any fiduciary duty as a stockholder, director or officer of the Corporation, in each case, by reason of the fact that such Identified Person pursues or acquires such corporate opportunity for itself, herself or himself, or offers or directs such corporate opportunity to another Person.

(c)                                  The Corporation does not renounce its interest in any corporate opportunity offered to any Non- Employee Director (including any Non-Employee Director who serves as an officer of this Corporation) if such opportunity is expressly offered to such person solely in his or her capacity as a director or officer of the Corporation and the provisions of Section 9.2(b) shall not apply to any such corporate opportunity.

(d)                                 In addition to and notwithstanding the foregoing provisions of this Section 9.2, a corporate opportunity shall not be deemed to be a potential corporate opportunity for the Corporation if it is a business opportunity that the Corporation is not financially able or contractually permitted or legally able to undertake, or that is, from its nature, not in the line of the Corporation’s business or is of no practical advantage to it or that is one in which the Corporation has no interest or reasonable expectancy.

(e)                                  For purposes of this Section 9.2, “Affiliate” shall mean (x) in respect of EMG, any Person that, directly or indirectly, is controlled by, controls or is under common control with EMG and shall include any principal, member, director, partner, shareholder, officer, employee or other representative of any of the foregoing (other than the Corporation and any entity that is controlled by the Corporation), (y) in respect of a Non-Employee Director, any Person that, directly or indirectly, is controlled by such Non- Employee Director (other than the Corporation and any entity that is controlled by the Corporation) and (z) in respect of the Corporation, any Person that, directly or indirectly, is controlled by the Corporation.

(f)                                   To the fullest extent permitted by law, any Person purchasing or otherwise acquiring any interest in any shares of capital stock of the Corporation shall be deemed to have notice of and to have consented to the provisions of this Section 9.2.

ARTICLE X
SECTION 203

The Corporation shall not be governed by Section 203 of the General Corporation Law of the State of Delaware (or any successor provision thereto) (“Section 203”), and the restrictions contained in Section 203 shall not apply to the

Corporation, until immediately following the time at which both of the following conditions exist (if ever): (a) Section 203 by its terms would, but for the provisions of this Article X, apply to the Corporation; and (b) EMG does not beneficially own shares of capital stock of the Corporation representing at least ten percent (10%) of the voting power of all the Voting Stock, in which case the Corporation shall thereafter be governed by Section 203 if and for so long as Section 203 by its terms would apply to the Corporation.

IN WITNESS WHEREOF, Coronado Global Resources Inc., has caused this certificate to be signed by Richard Rose, its Secretary, this 18th day of October, 2018.

/s/ Richard Rose
Name:	Richard Rose
Title:	Secretary